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                                  EXHIBIT 12.1
                         AMERICAN REALTY INVESTORS, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                         AND COMBINED FIXED CHARGES AND
                         PREFERRED DIVIDEND REQUIREMENTS
                          (in thousands except ratios)

                                                 NINE
                                               MONTHS
                                                ENDED                      YEAR ENDED DECEMBER 31,
                                              9/30/01         2000           1999         1998         1997        1996
Income from Continuing Operations
Before Income Taxes                            10,121       27,661         50,798      (19,307)     (11,247)     (6,167)
Fixed Charges                                  58,110       79,029         94,017       52,801       30,437      16,602

Income from Continuing Operations
Before Income Taxes and Fixed Charges          68,231      106,690        144,815       33,494       19,190      10,435
Fixed Charges:
Interest Expense                               56,242       76,702         91,736       51,624       30,231      16,489
Preferred Dividends                             1,868        2,327          2,281        1,177          206         113
                                             --------     --------       --------     --------     --------    --------
                                               58,110       79,029         94,017       52,801       30,437      16,602

Ratio of Earnings to Fixed Charges               1.17         1.35           1.54           --           --          --
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